   As filed with the Securities and Exchange Commission on September 5, 1997

                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3

                            REGISTRATION STATEMENT

                                     Under
                          The Securities Act of 1933

                       AMERICAN BUSINESS INFORMATION, INC.
            (Exact name of Registrant as specified in its charter)



           Delaware                                           47-0751545
- -------------------------------                         ----------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification Number)



                            5711 South 86th Circle,
                            Omaha, Nebraska  68127
                                (402) 593-4500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                                Jon H. Wellman
                                   PRESIDENT
                               American Business
                               Information, Inc.
                            5711 South 86th Circle,
                            Omaha, Nebraska  68127
                                (402) 593-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)



                                  Copies to:
                            Francis S. Currie, Esq.
                          Martin A. Wellington, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (415) 493-9300

    Approximate date of commencement of proposed sale to the public: From time to time after the Effective Date of this Registration Statement.

[ ] If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[x] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
[ ] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____________
[ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____________
[ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                        CALCULATION OF REGISTRATION FEE

=============================================================================
 Title of Each Class     Amount       Proposed      Proposed      Amount of
  of Securities to        to be        Maximum       Maximum    Registration
    be Registered     Registered(1)   Offering      Aggregate       Fee
                                        Price       Offering
                                      Per Share       Price
- -------------------------------------------------------------------------
    Common Stock     560,000 shares   $27.375    $15,330,000.00  $4,645.45

===============================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on August 29, 1997.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1997

                                560,000 Shares

                      AMERICAN BUSINESS INFORMATION, INC.

                                 Common Stock

     All of the shares of Common Stock offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders") who received unregistered shares of the Company's Common Stock as consideration for their stock in County Data Corp. ("CDC") which the Company acquired in November 1996. The shares of Common Stock offered hereby represent approximately 2 percent of the Company's currently outstanding Common Stock. Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares. The Common Stock of American Business Information, Inc. (the "Company") is quoted on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq") National Market System ("NMS") under the symbol "ABII." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On September 2, 1997, the closing price of the Common Stock on the Nasdaq NMS was $27.5625.

     SEE "RISK FACTORS" COMMENCING ON PAGE 4 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.




               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 5, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract is filed as an exhibit to the Registration Statement, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street. N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission at the address "HTTP://WWW.SEC.GOV." The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1996, as amended, and Quarterly Reports on Form 10-Q filed with the Commission for the three months ended March 31, 1997, as amended, and for the three months ended June 30, 1997.

     (b) The Company's Current Report on Form 8-K filed with the Commission on February 28, 1997, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on April 30, 1997, as further amended on September 4, 1997, and on the Company's Current Report on Form 8-K filed with the Commission on August 5, 1997.

     (c) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on October 31, 1991, and the description of the Company's Preferred Stock Purchase Rights contained in the Company's registration statement on Form 8-A filed with the Commission on August 6, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), upon written or oral request to: Corporate Secretary, American Business Information, Inc., 5711 South 86th Circle, Omaha, Nebraska 68127, telephone number (402) 593-4500.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     American Business Information, American Business Lists, Inc., Compilers Plus, Inc., American Business Credit, American Sales Leads, SalesLeads USA, CD USA, PhoneDisc, InfoAccess, InfoUSA, List Wizard, and LookupUSA are certain trademarks of the Company. This Prospectus also includes other trademarks of companies other than the Company.

                                  THE COMPANY

     The principal executive offices of the Company are located at 5711 South 86th Circle, Omaha, Nebraska 68127, and its telephone number is (402) 593-4500. In this Prospectus, the term "ABI" or the "Company" refers to American Business Information, Inc., a Delaware corporation, its predecessors and its subsidiaries, unless the context otherwise requires.


                                 RISK FACTORS

     Investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. The information contained herein and in documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Actual results of the Company could differ materially from those projected in the forward-looking statements. Additional information concerning factors which could cause actual results to differ materially from those in the forward-looking statements are set forth below in "Risk Factors."


Fluctuations in Operating Results

     The Company believes that future operating results may be subject to quarterly and annual fluctuations based on numerous factors. The Company's net sales on a quarterly basis can be affected by seasonal characteristics and certain other factors including the timing and extent of the Company's own direct marketing activity. In addition, the expenses associated with acquiring data, direct marketing campaigns and the timing of acquisitions and the costs and expenses associated therewith may also affect operating results.

Costs of Acquisitions; Debt; Amortization of Goodwill

     Since mid-1996, the Company has completed six acquisitions of other businesses. In connection with such acquisitions, the Company has issued approximately 3,609,000 shares of common stock and has paid approximately $98.0 million in cash. The issuance of stock in these transactions may be dilutive to the extent that earnings per share of the acquired companies do not offset the additional number of shares outstanding. In connection with the acquisition of DBA Holdings, Inc. ("DBA") in February 1997 and Pro CD, Inc. in August 1997, the Company incurred substantial new debt. Servicing such debt may result in decreases in earnings per share, and failure to service such debt would result in a material adverse effect on the Company's financial condition. In addition, debt obligations require certain covenants that restrict business operations or otherwise require the Company's business to perform at certain levels. Failure to fulfill such covenants could result in the unavailability of future needed credit, the acceleration of the Company's obligations under existing debt arrangements, or foreclosure by lenders on the assets of the Company securing such debt arrangements. In addition, acquisitions may involve substantial integration costs and diversions of management resources. Finally, some acquisitions may be accounted for using the purchase method instead of the pooling of interests method, as was the case in certain acquisitions since mid-1996 including the DBA acquisition. Purchase method accounting may require the Company to take charges to operations and to amortize substantial amounts for goodwill. As a result of acquisitions completed since mid-1996, the Company was required to take one-time charges to operations of approximately $21.5 million in the second half of 1996 and a one-time charge of $51.8 million in the first quarter of 1997. In addition, in connection with those acquisitions the Company will amortize approximately $64.1 million in goodwill and certain other intangibles over a period of 1 to 15 years. The Company anticipates an additional one-time charge and additional amortization of goodwill in conjunction with the acquisition of Pro CD, Inc., to be taken in the third quarter of 1997. The one-time charges and amortization of goodwill will have an adverse effect on net income. Future acquisitions could result in substantial charges to operations, incurrence of debt, and amortization of goodwill and, to the extent they do, such acquisitions will have an adverse effect on the Company's net income, earnings per share and overall financial condition.

Dependence Upon Key Personnel

     The Company believes that the hiring and retaining of qualified individuals at all levels in the Company will be essential to the Company's ability to manage growth successfully, and there can be no assurance that the Company will be successful in attracting and retaining the necessary personnel. The Company will be particularly dependent upon the efforts and abilities of its senior management personnel. The departure of any of the Company's executive officers could have a material adverse effect on the Company's business, financial condition, or results of operations depending upon the timing of the departure, changes in the Company's business prior to such time, the availability of qualified personnel to replace them, and whether such personnel depart singly, contemporaneously, or as a group, among other factors.

Competition

     The business information industry is highly competitive. In particular, the rapid expansion of the Internet creates a substantial new channel for distributing business information to the market, and a new avenue for future entrants to the business information industry. There is no guarantee that the Company will be successful in this new market. Many of the Company's principal competitors have substantially greater resources than the Company. In addition, the Company has no control over the possible future entry into the marketplace of other potential competitors, some of which may be much larger than the Company and may have much larger capital bases from which to develop and compete with the Company.

Direct Marketing Regulation and Postal Rates

     The Company and many of its customers engage in direct marketing. Any negative impact on direct marketing, including changes to existing laws or regulations or future laws and regulations, may adversely affect the Company's operating results. The direct mail industry depends and will continue to depend upon the services of the United States Postal Service and other private mail carriers. Any modification by the Postal Service of its rate structure, any increase in public or private postal rates, or any substantial disruption in such public or private postal services would generally have a negative impact on the demand for business information, direct mail activities and the cost of the Company's direct mail activities. In addition to the risk of rate increases, the direct mail industry, and thus the Company's operating results, could be adversely affected by postal strikes.

Loss of Data Centers

     The Company's business depends on computer systems contained in the Company's two data centers. The Company's disaster recovery program is based upon maintaining redundant computer equipment at each of its data centers. The data centers are protected by Halon fire suppression systems, designed to extinguish a fire without damaging the computer equipment. The centers are further protected by uninterrupted power supply backup systems. There can be no guarantee that a fire or other disaster affecting one or both of its data centers would not disable the Company's computer systems. Any significant damage to either or both of the data centers could have a material adverse affect on the Company.

Limited Protection of Intellectual Property and Proprietary Rights

     The Company relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the company's products or reverse engineer or obtain and use information that the Company regards as proprietary. The Company generally licenses its software products to end-users on a "right to use" basis pursuant to a perpetual license. The Company licenses some of its products under "shrink-wrap" licenses (i.e., licenses included as part of the product packaging). Shrink-wrap licenses are not negotiated with or signed by individual licensees, and purport to take effect upon the opening of the product package. Certain license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the foregoing measures will be adequate to protect the Company's intellectual property.

Shares Eligible for Future Sale

     Of the shares of the Company's common stock outstanding, approximately 20.8 million are freely tradeable, and approximately 3.6 million are subject to restrictions under Rule 144 of the Securities Act, based on stock ownership as of September 2, 1997. Such shares will become freely tradeable either (i) pursuant to certain registration rights agreements by and among the Company and the holders thereof or (ii) upon the expiration of the applicable holding periods pertaining to such stock, subject to applicable volume limitations on trading, under federal securities laws. Future sales of a substantial number of such shares of the Company's common stock could adversely affect or cause substantial fluctuations in the market price of the Company's common stock.

                             SELLING STOCKHOLDERS

     The Selling Stockholders acquired the shares of Common Stock offered hereby (the "Shares") in connection with the Company's acquisition of CDC on November 1, 1996. The following is a list of Officers of CDC prior to the acquisition, who are Selling Stockholders hereunder:

          Terry F. Allen    - President
          Andrew F. Allen   - Secretary
          Jared P. Allen    - Vice President
          Seth W. Allen     - Treasurer

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of September 2, 1997 by the Selling Stockholders (without regard to shares sold by such person pursuant to this Prospectus). The following table assumes the Selling Stockholders sell all of the shares offered hereby. The Company is unable to determine the exact number of shares that will actually be sold.



                                Shares Beneficially Owned     Shares       Shares
                                    Prior to Offering          Being     Owned After
     Name                       Number            Percent     Offered     Offering
                                                                (1)          (1)
     Terry F. Allen             235,600           1%            --           --
     Terry F. Allen
       Family Charitable Trust   50,000           *             --           --
     Andrew F. Allen             44,800           *             --           --
     Jared P. Allen              44,800           *             --           --
     Seth W. Allen               44,800           *             --           --
     Winston Lewis               67,200           *             --           --
     Brian L. O'Connell          50,400           *             --           --
     Leslie P. Allen             22,400           *             --           --
                                -------
                                560,000

- --------------------

*Represents less than 1% of the outstanding shares of Common Stock

(1) Each Selling Stockholder above is having all of the shares of the Company's Common Stock owned by them registered hereon. The Company is unaware of whether such Selling Stockholders intend to sell any, some or all of such shares. None, some or all of such shares may be sold.


                             PLAN OF DISTRIBUTION

     In connection with the Company's acquisition of CDC, the Company entered into a Registration Rights Agreement with the Selling Stockholders (the "Agreement"), which is attached as an Exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Agreement. To the Company's knowledge, the Selling Stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

     The Selling Stockholders' shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. Subject to certain agreements between the Selling Stockholders and the Company, the Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders plans to sell the shares of Common Stock offered hereby only in brokers' transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers' transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the shares. No assurances can be given that the Selling Stockholders will sell any of the shares that are subject to this Prospectus or that the Selling Stockholders will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. The Company has been advised by the Selling Stockholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of each broker-dealer may be deemed to be underwriting discounts and commissions.

     The Selling Stockholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 102 and 104 of Regulation M under the Exchange Act and, in connection therewith, the Selling Stockholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Stockholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

     Rule 102 of Regulation M prohibits a Selling Stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities which are the subject to the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     The Selling Stockholders have agreed not to sell any of the shares of Common Stock offered hereby without first submitting a written notice to the Company (the "Notice of Resale"). The Company has in turn agreed to notify the Selling Stockholders as soon as practicable, but in no event more than five business days after receipt of the Notice of Resale, whether it believes this Prospectus is current (with the Company using the five business day period to supplement this Prospectus or make an appropriate filing under the Exchange Act) or should be amended prior to use in connection with such sale (with the Company amending the Registration Statement as soon as practicable). Once the Company has notified the Selling Stockholders that this Prospectus is available to use, the Selling Stockholders will have up to 60 days within which to sell shares of Common Stock subject to compliance with the Company's policies applicable to executive officers of the Company, including recommended trading windows.

     This offering will terminate as to the Selling Stockholders on the earlier of November 4, 1997, or the date on which all shares offered hereby have been sold by the Selling Stockholders. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304-1050. Those members of Wilson Sonsini Goodrich & Rosati, P.C., who work with the Company own no shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of American Business Information, Inc. incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      AMERICAN BUSINESS INFORMATION, INC.

                               560,000 SHARES OF

                                 COMMON STOCK


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:


     Securities and Exchange Commission registration fee.......    $ 4,645.45

     Accounting fees and expenses..............................      5,000.00

     Legal fees and expenses...................................      5,000.00

     Miscellaneous.............................................      1,000.00
                                                                   ----------
          Total................................................    $15,645.45
                                                                   ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Company's Certificate of Incorporation (Exhibit 4.1) and Article VIII of the Company's Bylaws (Exhibit 4.2 hereto) provide for indemnification of the Company's directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

        Exhibit  Exhibit Title
        -------  -------------

            2.1 Agreement and Plan of Reorganization between the Company and the Shareholders of County Data Corporation

            4.1  Certificate of Incorporation, as amended through September 5,
                 1996 is incorporated herein by reference to the Company's
                 Annual Report on Form 10-K for the Fiscal Year Ended December
                 31, 1996, filed with the Commission on March 31, 1997.

            4.2  Certificate of Designation of Rights, Preferences, and
                 Privileges of Series A Participating Preferred Stock is incorporated herein by reference to the Company's registration statement on Form 8-A (File No. 97-652508), filed on August 6,
                 1997.

            4.3  Bylaws are incorporated herein by reference to the Company's
                 Registration Statement on Form S-1 (File No. 33-42887), which became effective February 18, 1992.



Exhibit  Exhibit Title
- -------  -------------
    4.4  Registration Rights Agreement by and among the Company and the former shareholders of County Data Corp. is incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1997, filed with the Commission on March 31, 1997.

    5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., regarding certain legal matters.

   23.1  Consent of Coopers & Lybrand L.L.P.

   23.2 Consent of Wilson Sonsini Goodrich & Rosati, P.C. (See Item 5.1, above).

   24.1  Power of Attorney (contained in signature pages hereto.)


ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (in) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (in) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 4th day of September 1997.

                                      AMERICAN BUSINESS INFORMATION, INC.

                                      By:  /s/ JON H. WELLMAN
                                           -------------------------------------
                                           Jon H. Wellman
                                           President and Chief Operating Officer


                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jon H. Wellman and Steven Purcell, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Name                             Position                             Date

/s/ VINOD GUPTA              Chairman of the Board and                  September 4, 1997
- -----------------------      Chief Executive Officer
    Vinod Gupta              (principal executive officer)

/s/ JON H. WELLMAN           President and Chief Operating              September 4, 1997
- -----------------------      Officer, Director
    Jon H. Wellman

/s/ STEVEN PURCELL           Chief Financial Officer (principal         September 4, 1997
- ----------------------       accounting officer)
    Steven Purcell

/s/ JON D. HOFFMASTER        Director                                   September 4, 1997
- ----------------------
    Jon. D. Hoffmaster

/s/ GAUTAM GUPTA             Director                                   September 4, 1997
- ----------------------
    Gautam Gupta

/s/ ELLIOT S. KAPLAN         Director                                   September 4, 1997
- ----------------------
    Elliot S. Kaplan

/s/ HAROLD ANDERSEN          Director                                   September 4, 1997
- ----------------------
    Harold Andersen

/s/ GEORGE F. HADDIX         Director                                   September 4, 1997
- ----------------------
    George F. Haddix

/s/ GEORGE J. KUBAT          Director                                   September 4, 1997
- ----------------------
    George J. Kubat

/s/ PAUL A. GOLDNER          Director                                   September 4, 1997
- ----------------------
    Paul A. Goldner